CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)

Medium-Term Senior Notes, Series G	$404,200	$40.70

(1) Calculated in accordance with Rule 457(r) of the Securities Act.

(2) Pursuant to Rule 457(p) under the Securities Act, the $131,602.60 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $40.70 is offset against the registration fee due for this offering and of which $131,561.90 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.  See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Pricing Supplement No. 2016—CMTNG0859 to Product Supplement No. EA-02-03 dated November 13, 2013, Prospectus Supplement and Prospectus each dated November 13, 2013

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-192302

Dated February 24, 2016

Citigroup Inc. $404,200 Trigger Performance Securities

Linked to Shares of the Vanguard FTSE Emerging Markets ETF Due February 26, 2021

Investment Description

The Trigger Performance Securities (the “Securities”) are unsecured, unsubordinated debt obligations of Citigroup Inc. (the “Issuer”) with a return at maturity linked to the performance of shares of the Vanguard FTSE Emerging Markets ETF (the “ETF” or the “Underlying Shares”) from their Initial Share Price to their Final Share Price. If the Share Return is positive, the Issuer will repay the Stated Principal Amount of the Securities at maturity and pay a return equal to the Share Return multiplied by the Participation Rate of 174.00%. If the Share Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, the Issuer will repay the Stated Principal Amount of the Securities at maturity. However, if the Share Return is negative and the Final Share Price is less than the Trigger Price, you will be fully exposed to the negative Share Return and the Issuer will pay you less than the Stated Principal Amount at maturity, resulting in a loss on the Stated Principal Amount to investors that is proportionate to the percentage decline in the price of the Underlying Shares. Investing in the Securities involves significant risks. You will not receive coupon payments during the 5-year term of the Securities. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the Underlying Shares or the stocks held by the ETF. The contingent repayment of the Stated Principal Amount applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Stated Principal Amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑  Participation in Positive Share Return — If the Share Return is positive, the Issuer will repay the Stated Principal Amount of the Securities at maturity and pay a return equal to the Share Return multiplied by the Participation Rate. If the Share Return is negative, investors may be exposed to the decline in the Underlying Shares at maturity.

❑  Downside Exposure with Contingent Repayment of the Stated Principal Amount at Maturity — If the Share Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, the Issuer will repay the Stated Principal Amount of the Securities at maturity. However, if the Share Return is negative and the Final Share Price is less than the Trigger Price, the Issuer will pay less than the Stated Principal Amount of the Securities at maturity, resulting in a loss on the Stated Principal Amount to investors that is proportionate to the percentage decline in the price of the Underlying Shares. The contingent repayment of the Stated Principal Amount applies only if you hold the Securities to maturity. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.

	Trade Date Settlement Date Final Valuation Date[1] Maturity Date	February 24, 2016 February 29, 2016 February 22, 2021 February 26, 2021
[1] See page PS-3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING SHARES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Performance Securities Linked to Shares of the Vanguard FTSE Emerging Markets ETF. Any return at maturity will be determined by the performance of the Underlying Shares. The Securities are our unsecured, unsubordinated debt obligations and are offered for a minimum investment of 100 Securities at the issue price described below.

Underlying Shares	Initial Share Price	Participation Rate	Trigger Price	CUSIP/ ISIN
Vanguard FTSE Emerging Markets ETF (Ticker: VWO) (the “ETF” or “Underlying Share Issuer”)	$30.76	174.00%	$23.07, 75.00% of the Initial Share Price	17323P629 / US17323P6299

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Concurrent with this offering of the Securities, the Issuer is offering other securities that are similar to the Securities but that have economic terms that differ from those provided by the Securities. The differences in the economic terms reflect differences in costs to the Issuer in connection with the distribution of the Securities and such other securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per Security	$10.00	$0.05	$9.95
Total	$404,200.00	$2,021.00	$402,179.00
(1)	On the date of this pricing supplement, the estimated value of the Securities is $9.328 per Security, which is less than the issue price. The estimated value of the Securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)	The underwriting discount is $0.05 per Security. The agents for this offering are CGMI and UBS Financial Services Inc. (“UBS”). CGMI, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to CGMI, the aggregate Stated Principal Amount of the Securities set forth above for $9.95 per Security. CGMI has agreed to sell all of the Securities to an unaffiliated dealer at $9.95 per Security for further sale to certain fee-based advisory accounts for which UBS is an investment advisor at the issue price of $10.00 per Security. UBS will not receive a sales commission. For additional information on the distribution of the Securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the Securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the Securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the Securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for November 13, 2013 on the SEC website):

♦	Product Supplement No. EA-02-03 dated November 13, 2013: http://www.sec.gov/Archives/edgar/data/831001/000095010313006626/dp41902_424b2-par.htm

♦	Prospectus Supplement and Prospectus each dated November 13, 2013: http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

References to “Citigroup Inc.,” “we,” “our” and “us” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “Securities” refers to the Trigger Performance Securities Linked to Shares of the Vanguard FTSE Emerging Markets ETF that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-4 of this pricing supplement, “The Vanguard FTSE Emerging Markets ETF” beginning on page PS-10 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Shares or in the stocks held by the ETF.

♦  You believe that the price of the Underlying Shares will increase over the term of the Securities.

♦  You are willing to invest in the Securities based on the Participation Rate indicated on the cover page hereof.

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

♦  You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the Underlying Shares or the stocks held by the ETF for the term of the Securities.

♦  You understand and accept the risks associated with the Underlying Shares.

♦  You are willing and able to hold the Securities to maturity, and accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the Securities.

♦  You are willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, and understand that if Citigroup Inc. defaults on its obligations you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.

♦  You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying Shares or in the stocks held by the ETF.

♦  You believe that the price of the Underlying Shares will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.

♦  You are not willing to invest in the Securities based on the Participation Rate indicated on the cover page hereof.

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

♦  You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the Underlying Shares or the stocks held by the ETF for the term of the Securities.

♦  You do not understand or accept the risks associated with the Underlying Shares.

♦  You are unwilling or unable to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦  You are not willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, including any repayment of the Stated Principal Amount.

Final Terms

Issuer	Citigroup Inc.
Issue Price	100% of the Stated Principal Amount per Security
Stated Principal Amount	$10.00 per Security
Term	Approximately 5 years
Trade Date	February 24, 2016
Settlement Date	February 29, 2016
Final Valuation Date[1]	February 22, 2021
Maturity Date	February 26, 2021
Underlying Shares	Shares of the Vanguard FTSE Emerging Markets ETF (Ticker: VWO) (the “ETF” or the “Underlying Share Issuer”)
Trigger Price	$23.07, 75.00% of the Initial Share Price
Participation Rate	174.00%
Payment at Maturity (per $10.00 Stated Principal Amount of Securities)

If the Share Return is positive, Citigroup Inc. will pay you a cash payment per $10.00 Stated Principal Amount of Securities that provides you with the Stated Principal Amount of $10.00 plus a return equal to the Share Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 × Share Return × Participation Rate)

If the Share Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price on the Final Valuation Date, Citigroup Inc. will pay you a cash payment of $10.00 per $10.00 Stated Principal Amount of Securities.

If the Share Return is negative and the Final Share Price is less than the Trigger Price on the Final Valuation Date, Citigroup Inc. will pay you a cash payment at maturity less than the Stated Principal Amount of $10.00 per Security, resulting in a loss on the Stated Principal Amount that is proportionate to the percentage decline in the price of the Underlying Shares, calculated as follows:

$10.00 + ($10.00 × Share Return)

In this scenario, you will be exposed to the full negative Share Return, and you will lose a substantial portion or all of the Stated Principal Amount in an amount proportionate to the percentage decline in the Underlying Shares.

Share Return	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price	$30.76, the closing price of the Underlying Shares on the Trade Date
Final Share Price	The closing price of the Underlying Shares on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF CITIGROUP INC. WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade Date:	The closing price of the Underlying Shares (Initial Share Price) is observed, the Participation Rate is set and the Trigger Price is determined.

Maturity Date:

The Final Share Price is determined on the Final Valuation Date and the Share Return is calculated.

If the Share Return is positive, Citigroup Inc. will pay you a cash payment per $10.00 Stated Principal Amount of Securities that provides you with the Stated Principal Amount of $10.00 plus a return equal to the Share Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 × Share Return × Participation Rate)

If the Share Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price on the Final Valuation Date, Citigroup Inc. will pay you a cash payment of $10.00 per $10.00 Stated Principal Amount of Securities.

If the Share Return is negative and the Final Share Price is less than the Trigger Price on the Final Valuation Date, Citigroup Inc. will pay you a cash payment at maturity less than the Stated Principal Amount of $10.00 per Security, resulting in a loss on the Stated Principal Amount that is proportionate to the percentage decline in the price of the Underlying Shares, calculated as follows:

$10.00 + ($10.00 × Share Return)

In this scenario, you will be exposed to the full negative Share Return, and you will lose a substantial portion or all of the Stated Principal Amount in an amount proportionate to the percentage decline in the Underlying Shares.

[1]	Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the Securities is significantly riskier than an investment in conventional debt securities. The Securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the Securities, and are also subject to risks associated with the Underlying Shares. Accordingly, the Securities are suitable only for investors who are capable of understanding the complexities and risks of the Securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the Securities and the suitability of the Securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the Securities. You should read this summary together with the more detailed description of risks relating to an investment in the Securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

♦	You may lose some or all of your investment — The Securities differ from ordinary debt securities in that we will not necessarily repay the full Stated Principal Amount of your Securities at maturity. Instead, your return on the Securities is linked to the performance of the Underlying Shares and will depend on whether, and the extent to which, the Share Return is positive or negative. If the Final Share Price is less than the Trigger Price, you will lose 1% of the Stated Principal Amount of the Securities for every 1% by which the Final Share Price is less than the Initial Share Price. There is no minimum payment at maturity on the Securities, and you may lose up to all of your investment in the Securities.

♦	The reduced market risk offered by the Securities is contingent, and you will have full downside exposure to the Underlying Shares if the Final Share Price is less than the Trigger Price — If the Final Share Price is below the Trigger Price, the contingent reduced market risk with respect to a limited range of potential depreciation of the Underlying Shares offered by the Securities will not apply and you will lose 1% of the Stated Principal Amount of the Securities for every 1% by which the Final Share Price is less than the Initial Share Price. The Securities will have full downside exposure to the decline of the Underlying Shares if the Final Share Price is below the Trigger Price. As a result, you may lose your entire investment in the Securities. Further, this contingent reduced market risk applies only if you hold the Securities to maturity. If you are able to sell the Securities prior to maturity you may have to sell them for a loss even if the Underlying Shares have not declined below the Trigger Price.

♦	The Securities do not pay interest — Unlike conventional debt securities, the Securities do not pay interest or any other amounts prior to maturity. You should not invest in the Securities if you seek current income during the term of the Securities.

♦	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the Underlying Shares — As of February 24, 2016, the trailing 12-month dividend yield of the Underlying Shares was approximately 3.47%. While it is impossible to know the future dividend yield of the Underlying Shares, if this trailing 12-month dividend yield were to remain constant for the term of the Securities, you would be forgoing an aggregate yield of approximately 17.35% (assuming no reinvestment of dividends) by investing in the Securities instead of investing directly in the Underlying Shares or in another investment linked to the Underlying Shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Securities.

♦	Your payment at maturity depends on the closing price of the Underlying Shares on a single day — Because your payment at maturity depends on the closing price of the Underlying Shares solely on the Final Valuation Date, you are subject to the risk that the closing price of the Underlying Shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the Securities. If you had invested directly in the Underlying Shares or in another instrument linked to the Underlying Shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the Underlying Shares, you might have achieved better returns.

♦	The Securities are subject to the credit risk of Citigroup Inc. — Any payment on the Securities will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc. If we default on our obligations under the Securities, you may not receive any payments that become due under the Securities. As a result, the value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Securities.

♦	The Securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. CGMI currently intends to make a secondary market in relation to the Securities and to provide an indicative bid price for the Securities on a daily basis. Any indicative bid price for the Securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the Securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the Securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your Securities prior to maturity. Accordingly, an investor must be prepared to hold the Securities until maturity.

♦	The estimated value of the Securities on the Trade Date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the Securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the Securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the Securities. These costs adversely affect the economic terms of the Securities because, if they were lower, the economic terms of the Securities would be more favorable to you. The economic terms of the Securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Securities. See “The estimated value of the Securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the Securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying Shares, dividend yields on the Underlying Shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Securities. Moreover, the estimated value of the Securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Securities for other purposes, including for accounting purposes. You should not invest in the Securities because of the estimated value of the Securities. Instead, you should be willing to hold the Securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the Securities would be lower if it were calculated based on our secondary market rate — The estimated value of the Securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the Securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the Securities, which do not bear interest.

♦	The estimated value of the Securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the Securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the Securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Securities than if our internal funding rate were used. In addition, any secondary market price for the Securities will be reduced by a bid-ask spread, which may vary depending on the aggregate Stated Principal Amount of the Securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the Securities will be less than the issue price.

♦	The value of the Securities prior to maturity will fluctuate based on many unpredictable factors — The value of your Securities prior to maturity will fluctuate based on the price and volatility of the Underlying Shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the Underlying Shares and the stocks held by the ETF, the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks held by the ETF trade, the correlation between those rates and the price of the Underlying Shares, interest rates in the United States and in each of the markets of the stocks held by the ETF, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your Securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the Issuer, including the potential application of the Participation Rate and the Trigger Level, only applies if you hold the Securities to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	The Underlying Shares recently completed a transition to tracking a new underlying index and will soon transition to tracking another new underlying index — Prior to January 2013, the Underlying Shares tracked the MSCI Emerging Markets Index. In January 2013, The Vanguard Group, Inc. announced that the Underlying Shares would instead track the FTSE Emerging Index. The principal difference between the two indices is that the FTSE Emerging Index does not contain South Korean companies because those companies are included in FTSE’s various developed country indices. Beginning January 10, 2013 the Underlying Shares ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index. The FTSE Emerging Transition Index was a “dynamic” index representing the components of the FTSE Emerging Index plus South Korean equity exposure. The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index. On June 28, 2013, the Underlying Shares ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index. As a result of this transition, the Underlying Shares will no longer seek to track, and therefore will not benefit from any potential future appreciation in, the South Korean equity markets.

Additionally, on November 2, 2015, the Underlying Shares ceased to track the FTSE Emerging Index and began to temporarily track the FTSE Emerging Markets All Cap China A Transition Index. By using this transition index, the Underlying Shares will move gradually from tracking the FTSE Emerging Index to tracking the FTSE Emerging Markets All Cap China A Inclusion Index. As part of the transition, China A-shares and small capitalization companies will gradually increase in weight by an equal amount after the third Friday each month over an approximately 12-month period, while the weights of the stocks already in the index will be proportionately reduced. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization stocks in emerging markets. The FTSE Emerging Markets All Cap China A Inclusion Index is comprised of approximately 3350 securities from 21 countries, and is part of the FTSE China A Inclusion Indexes. The principal differences between the FTSE Emerging Index and the FTSE Emerging Markets All Cap China A Inclusion Index are that the former represents the performance of large- and mid-capitalization companies in emerging markets, excluding China A-Shares, whereas the latter also represents the performance of small-capitalization companies in emerging markets and includes China A-Shares. As a result of this transition, the ETF will be exposed to risks associated with investing both in mainland China and in small-capitalization stocks.

When evaluating the historical performance of the Underlying Shares contained in this pricing supplement, you should bear in mind that the underlying index tracked by the Underlying Shares during the historical period differed in the ways described above from the underlying index that the Underlying Shares will track going forward.

♦	The Securities will be subject to risks associated with small capitalization stocks — Some of the stocks that constitute the FTSE Emerging Markets All Cap China A Inclusion Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	Our offering of the Securities is not a recommendation of the Underlying Shares — The fact that we are offering the Securities does not mean that we believe that investing in an instrument linked to the Underlying Shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the Underlying Shares or the stocks held by the ETF or in instruments related to the Underlying Shares or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the Underlying Shares. These and other activities of our affiliates may affect the price of the Underlying Shares in a way that has a negative impact on your interests as a holder of the Securities.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities — Any such research, opinions or recommendations could affect the closing price of the Underlying Shares and the value of the Securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the Underlying Shares and may have a negative impact on your interests as a holder of the Securities. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the Securities — We have hedged our exposure under the Securities through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the Underlying Shares or the stocks held by the ETF and other financial instruments related to the Underlying Shares or such stocks and may adjust such positions during the term of the Securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the Underlying Shares on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the Underlying Shares and reduce the return on your investment in the Securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Shares. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the Underlying Share Issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	Even if the Underlying Share Issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the Securities for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the Securities for any cash dividend paid on the Underlying Shares unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the Underlying Shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the Underlying Shares by the amount of the dividend per share. If the Underlying Share Issuer pays any dividend for which an adjustment is not made under the terms of the Securities, holders of the Securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The Securities may become linked to shares of an issuer other than the original Underlying Share Issuer upon the occurrence of a reorganization event or upon the delisting of the Underlying Shares — For example, if the Underlying Share Issuer enters into a merger agreement that provides for holders of the Underlying Shares to receive shares of another entity, the shares of such other entity will become the Underlying Shares for all purposes of the Securities upon consummation of the merger. Additionally, if the Underlying Shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the Underlying Shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

♦	An adjustment is not required to be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the Underlying Shares — For example, an adjustment will not be made for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Investors in the Securities may be adversely affected by such an event in a circumstance in which a direct holder of the Underlying Shares would not.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the Securities — If certain events occur, such as market disruption events, events with respect to the Underlying Share Issuer that may require a dilution adjustment or the delisting of the Underlying Shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the Final Valuation Date, determining whether to postpone the Final Valuation Date;

♦	determining the price of the Underlying Shares if the price of the Underlying Shares is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the Initial Share Price upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of the Underlying Shares if the Underlying Shares are discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the Securities.

♦	The price and performance of the Underlying Shares may not completely track the performance of the index underlying the ETF or the net asset value per share of the ETF — The ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the Underlying Shares will reflect transaction costs and fees of the Underlying Share Issuer that are not included in the calculation of the index underlying the ETF. In addition, the Underlying Share Issuer may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF. All of these factors may lead to a lack of correlation between the performance of the Underlying Shares and the ETF’s underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF’s underlying index or held by the ETF (such as mergers and spin-offs) may impact the variance between the performances of the Underlying Shares and the ETF’s underlying index. Finally, because the Underlying Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the Underlying Shares may differ from the net asset value per share of the Underlying Shares.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Shares and the liquidity of the Underlying Shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the Underlying Shares. As a result, under these circumstances, the market value of the Underlying Shares may vary substantially from the net asset value per share of the Underlying Shares. For all of the foregoing reasons, the performance of the Underlying Shares may not correlate with the performance of the ETF’s underlying index and/or the net asset value per share of the Underlying Shares, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce your payment at maturity.

♦	Changes made by the investment adviser to the Underlying Share Issuer or by the sponsor of the index underlying the ETF may adversely affect the Underlying Shares — We are not affiliated with the investment adviser to the Underlying Share Issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the Underlying Share Issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the Underlying Shares.

♦	The ETF utilizes a passive indexing investment approach to track the performance of the index underlying the ETF — The ETF is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the ETF, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its index underlying the ETF by investing in a portfolio of stocks that generally replicate that index. Therefore, unless a specific stock is removed from the index underlying the ETF, the ETF generally would not sell a stock because the stock's issuer was in financial trouble. In addition, the ETF is subject to the risk that the investment strategy of the ETF’s investment adviser may not produce the intended results.

♦	Investing in the Securities exposes investors to risks associated with emerging markets equity securities — The stocks composing the index underlying the ETF and that are generally tracked by the Underlying Shares have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Moreover, it is important to understand that, as part of its transition to tracking the FTSE Emerging Markets All Cap China A Inclusion Index, the ETF will begin to hold shares that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-Shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares that may be held by foreign investors. These regulations may adversely affect the price of A-Shares. Trading in A-Shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

♦	Fluctuations in exchange rates will affect the price of the Underlying Shares — Because the ETF invests in non-U.S. companies and the net asset value of the ETF is based on the U.S. dollar value of the stocks held by the ETF, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor's net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the stocks held by the ETF, the price of the Underlying Shares will be adversely affected for that reason alone and the payment at maturity on the Securities may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States. and other countries important to international trade and finance.

♦	The U.S. federal tax consequences of an investment in the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be materially and adversely affected. Even if the treatment of the Securities as prepaid forward contracts is respected, a Security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the Initial Share Price to the Final Share Price. The diagram below is based on a hypothetical Participation Rate of 165.00% and does not reflect the actual terms of the Securities.

Investors in the Securities will not receive any dividends paid on the Underlying Shares or the stocks held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the Securities. See “Summary Risk Factors— You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the Underlying Shares” above.

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Stated Principal Amount of Securities for a hypothetical range of performances for the Underlying Shares from -100.00% to +100.00% and assume an Initial Share Price of $30.00, a Trigger Price of $22.50 (75.00% of the Initial Share Price) and a Participation Rate of 165.00%. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and are not the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Share Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis and do not reflect the actual terms of the Securities, which are provided on the cover page of this pricing supplement.

Final Share Price	Share Return	Payment at Maturity	Total Return on Securities at Maturity(1)
$60.00	100.00%	$26.500	165.00%
$57.00	90.00%	$24.850	148.50%
$54.00	80.00%	$23.200	132.00%
$51.00	70.00%	$21.550	115.50%
$48.00	60.00%	$19.900	99.00%
$45.00	50.00%	$18.250	82.50%
$42.00	40.00%	$16.600	66.00%
$39.00	30.00%	$14.950	49.50%
$36.00	20.00%	$13.300	33.00%
$33.00	10.00%	$11.650	16.50%
$30.00	0.00%	$10.000	0.00%
$27.00	-10.00%	$10.000	0.00%
$24.00	-20.00%	$10.000	0.00%
$22.50	-25.00%	$10.000	0.00%
$22.49	-25.01%	$7.499	-25.01%
$21.00	-30.00%	$7.000	-30.00%
$18.00	-40.00%	$6.000	-40.00%
$15.00	-50.00%	$5.000	-50.00%
$12.00	-60.00%	$4.000	-60.00%
$9.00	-70.00%	$3.000	-70.00%
$6.00	-80.00%	$2.000	-80.00%
$3.00	-90.00%	$1.000	-90.00%
$0.00	-100.00%	$0.000	-100.00%

1 The “Total Return on Securities at Maturity” is calculated as (a) the Payment at Maturity per Security minus the $10.00 Issue Price per Security divided by (b) the $10.00 Issue Price per Security.

Example 1 — The Final Share Price of $33.00 is greater than the Initial Share Price of $30.00, resulting in a Share Return of 10.00%. Because the Share Return is 10.00%, Citigroup Inc. would pay you a Payment at Maturity of $11.650 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 16.50%), calculated as follows:

$10.00 + ($10.00 × Share Return × Participation Rate)

$10.00 + ($10.00 × 10.00% × 165.00%) = $11.650

Example 2 — The Final Share Price of $27.00 is less than the Initial Share Price of $30.00 (resulting in a Share Return of
-10.00%) but greater than the Trigger Price of $22.50. Because the Share Return is negative and the Final Share Price is greater than the Trigger Price, Citigroup Inc. will pay you a Payment at Maturity of $10.00 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 0.00%).

Example 3 — The Final Share Price of $9.00 is less than the Initial Share Price of $30.00 (resulting in a Share Return of
-70.00%) and less than the Trigger Price of $22.50. Because the Share Return is negative and the Final Share Price is less than the Trigger Price, Citigroup Inc. will pay you a Payment at Maturity of $3.00 per $10.00 Stated Principal Amount of Securities (a total return at maturity of -70.00%), calculated as follows:

$10.00 + ($10.00 × Share Return)

$10.00 + ($10.00 × -70.00%) = $3.00

If the Final Share Price is less than the Trigger Price, you will be fully exposed to the negative Share Return, resulting in a loss on the Stated Principal Amount that is proportionate to the percentage decline in the price of the Underlying Shares. Under these circumstances, you will lose a significant portion or all of the Stated Principal Amount at maturity. Any payment on the Securities, including any repayment of the Stated Principal Amount at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

* The total return at maturity is calculated as (a) the Payment at Maturity per Security minus the $10.00 Issue Price per Security divided by (b) the $10.00 Issue Price per Security.

The Vanguard FTSE Emerging Markets ETF

The Vanguard FTSE Emerging Markets ETF (the “ETF” or the “Underlying Share Issuer”) is an exchange-traded fund that seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in certain emerging market countries. The ETF employs an indexing investment approach by investing substantially all of its assets (approximately 95%) in the common stocks included in the FTSE Emerging Markets All Cap China A Transition Index, while employing a form of sampling to reduce risk. The FTSE Emerging Markets All Cap China A Transition Index is an interim index that will gradually increase exposure to small-capitalization stocks and China A-shares while proportionately reducing exposure to other stocks based on their weightings in the FTSE Emerging Markets All Cap China A Inclusion Index. As of December 31, 2015, the FTSE Emerging Markets All Cap China A Transition Index includes approximately 3,500 common stocks of companies located in emerging markets around the world. As of December 31, 2015, the largest markets covered in the FTSE Emerging Markets All Cap China A Transition Index were China, Taiwan, India and South Africa (which made up approximately 29.6%, 14.8%, 13.2% and 8.1%, respectively, of the FTSE Emerging Markets All Cap China A Transition Index’s market capitalization).

We have derived all information contained in this pricing supplement regarding the ETF from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, The Vanguard Group, Inc.

Prior to January 2013, the ETF tracked the MSCI Emerging Markets Index. In January 2013, the ETF began to transition from tracking the MSCI Emerging Markets Index to tracking the FTSE Emerging Index.  In order to accomplish that transition, from January 10, 2013 to June 28, 2013 the ETF employed an indexing investment approach by investing substantially all of its assets (approximately 95%) in the common stocks included in the FTSE Emerging Transition Index.  The FTSE Emerging Transition Index differed from FTSE’s Emerging Index prior to March 18, 2013, in that it contained “P Chip” and South Korean companies, used actual free float in the calculation of the FTSE Emerging Index, and incorporated the indicative additions and deletions that were projected to be applied at the March 2013 index review.  A “P Chip” company is one that is controlled by mainland China individuals, with the establishment and origin of the company in mainland China.  The company must be incorporated outside of the People’s Republic of China and traded on the Stock Exchange of Hong Kong, with a majority of its revenue or assets derived from mainland China.

At the March 2013 FTSE Emerging Index review, the majority of these differences were removed, and the primary difference was that the FTSE Emerging Transition Index contained South Korean companies.  FTSE, the publisher of the FTSE Emerging Index and the FTSE Emerging Transition Index, classified South Korea as a Developed Market in September 2009 and since then it has not been a member of FTSE’s emerging indices.  As the MSCI Emerging Markets Index included South Korea in its portfolio, constituents of the FTSE Korea Index were initially included in the transition index universe and then over a 25-week time horizon weight of South Korea within the index was gradually reduced.  The FTSE Emerging Transition Index was a “dynamic” index that represented the components of the FTSE Emerging Index plus South Korean equity exposure.  The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index. As of June 28, 2013, the ETF completed its transition and began tracking the performance of the FTSE Emerging Index.

Additionally, on November 2, 2015, the ETF ceased to track the FTSE Emerging Index and began to temporarily track the FTSE Emerging Markets All Cap China A Transition Index. By using this transition index, the ETF will gradually move from tracking the FTSE Emerging Index to tracking the FTSE Emerging Markets All Cap China A Inclusion Index. As part of the transition, China A-shares and small capitalization companies will gradually increase in weight by an equal amount after the third Friday of each month over an approximately 12-month period, while the weights of the stocks already in the index will be proportionately reduced. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization stocks in emerging markets, with market-capitalization adjustments in the case of China A-Shares to take into account the quota amount allocated to foreign investors by the Chinese regulator. The FTSE Emerging Markets All Cap China A Inclusion Index is comprised of approximately 3350 securities form 21 countries, and is part of the FTSE China A Inclusion Indexes. The principal differences between the FTSE Emerging Index and the FTSE Emerging Markets All Cap China A Inclusion Index are that the former represents the performance of large- and mid-cap companies in emerging markets, excluding China A-Shares, whereas the latter also represents the performance of small-cap stocks in emerging markets and includes China A-Shares. As a result of this transition, the ETF will be exposed to risks associated with investing both in mainland China and in small-capitalization stocks.

The ETF is one of the investment portfolios of The Vanguard Group, Inc., a registered investment company that consists of numerous separate mutual fund and other fund portfolios.  Information provided to or filed with the SEC by Vanguard pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-32548 and 811-05972, respectively, through the SEC’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.  Neither the Issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the ETF is accurate or complete.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid, on the Underlying Shares from January 2, 2008 through February 24, 2016. The closing price of the Underlying Shares on February 24, 2016 was $30.76. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The Closing Prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The closing prices and other information below reflects the historical performance of the Underlying Shares during a period that the ETF sought to track the performance of four different indices, as discussed above, and may not be indicative of the performance of the Underlying Shares had the ETF sought to track only the FTSE Emerging Markets All Cap China A Transition Index for the entire period. Since its inception, the price of the Underlying Shares has experienced significant fluctuations. The historical performance of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Underlying Shares during the term of the Securities. We cannot give you assurance that the performance of the Underlying Shares will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Underlying Shares will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/2/2008	3/31/2008	$52.90	$44.01	$0.000
4/1/2008	6/30/2008	$53.45	$46.21	$0.000
7/1/2008	9/30/2008	$45.63	$32.10	$0.000
10/1/2008	12/31/2008	$34.22	$18.60	$1.178
1/2/2009	3/31/2009	$25.68	$19.04	$0.000
4/1/2009	6/30/2009	$33.89	$24.39	$0.000
7/1/2009	9/30/2009	$39.01	$30.57	$0.000
10/1/2009	12/31/2009	$41.71	$37.54	$0.545
1/4/2010	3/31/2010	$42.80	$36.85	$0.000
4/1/2010	6/30/2010	$43.98	$36.38	$0.000
7/1/2010	9/30/2010	$45.40	$38.22	$0.000
10/1/2010	12/31/2010	$49.32	$45.54	$0.815
1/3/2011	3/31/2011	$48.92	$45.00	$0.000
4/1/2011	6/30/2011	$50.71	$46.44	$0.000
7/1/2011	9/30/2011	$49.52	$35.89	$0.000
10/3/2011	12/30/2011	$43.47	$35.20	$0.906
1/3/2012	3/30/2012	$45.09	$38.57	$0.000
4/2/2012	6/29/2012	$43.99	$37.08	$0.000
7/2/2012	9/28/2012	$43.25	$38.28	$0.525
10/1/2012	12/31/2012	$44.53	$40.44	$0.450
1/2/2013	3/28/2013	$45.45	$42.24	$0.058
4/1/2013	6/28/2013	$44.79	$36.53	$0.506
7/1/2013	9/30/2013	$42.94	$37.16	$0.345
10/1/2013	12/31/2013	$42.91	$39.96	$0.216
1/2/2014	3/31/2014	$40.58	$36.67	$0.105
4/1/2014	6/30/2014	$43.86	$40.46	$0.418
7/1/2014	9/30/2014	$46.49	$41.62	$0.446
10/1/2014	12/31/2014	$43.09	$37.71	$0.174
1/2/2015	3/31/2015	$42.02	$38.74	$0.071
4/1/2015	6/30/2015	$44.97	$40.34	$0.000
7/1/2015	9/30/2015	$41.07	$31.96	$0.386
10/1/2015	12/31/2015	$36.41	$31.56	$0.609
1/4/2016	2/24/2016*	$31.85	$28.55	$0.000

* As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 24, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the Underlying Shares from January 2, 2008 to February 24, 2016. The closing price of the Underlying Shares on February 24, 2016 was $30.76. We obtained the closing prices of the Underlying Shares from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the Underlying Shares should not be taken as an indication of future performance and no assurance can be given as to the Final Share Price or any future closing price of the Underlying Shares. We cannot give you assurance that the performance of the Underlying Shares will result in a positive return on your initial investment and you could lose a significant portion or all of the Stated Principal Amount at maturity.

Description of the FTSE Emerging Markets All Cap China A Transition Index

We have derived all information contained in this pricing supplement regarding the FTSE Emerging Markets All Cap China A Transition Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, FTSE International Limited.

The FTSE Emerging Markets All Cap China A Transition Index will be calculated over twelve months and at the start of the transition on November 2, 2015 will contain only constituents of the FTSE Emerging Index. On a monthly basis, a proportion of small-capitalization and China A-share companies will be added until at the end of the year-long transition, the composition is aligned with the FTSE Emerging Markets All Cap China A Inclusion Index. The weight of China A-shares and small-capitalization companies will be adjusted after the third Friday of each month using a factor approach. At the start of the index calculation, China A-shares and small-capitalization companies will have a factor of 0 applied to their free-float adjusted market capitalizations. Each month, the factor will be increased by 8.33%. At month 12, the full weight of China A-shares and small cap companies will have been added to the FTSE Emerging Markets All Cap China A Transition Index and the index constituents and weightings will be aligned with the FTSE Emerging Markets All Cap China A Inclusion Index.

The constituents’ weights in the FTSE Emerging Markets All Cap China A Transition Index are neutralized between transition reviews when a corporate event leads to a rise or fall in index weighting for a constituent could potentially be reversed at the next monthly transition review. This may cause FTSE to adjust the factor applied to an index constituent’s market capitalization.

Description of the FTSE Emerging Markets All Cap China A Inclusion Index

We have derived all information contained in this pricing supplement regarding the FTSE Emerging Markets All Cap China A Inclusion Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, FTSE International Limited.

The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large, mid and small-cap companies in emerging markets. The FTSE Emerging Markets All Cap China A Inclusion Index was launched on June 5, 2015, with a base date of December 31, 2005 and a base value of 1,000.

The FTSE Emerging Markets All Cap China A Inclusion Index will apply the same methodology as the FTSE Emerging Index, except the FTSE Emerging Markets All Cap China A Inclusion Index will include small capitalization stocks and China A-shares at a weighting equivalent to the aggregate QFII and/or Renminbi QFII (“RQFII”) approved quota for international investors. The China A-shares weighting will increase as total QFII and RQFII allocations increase. A built-in mechanism ensures that the allocation of China A-shares is adjusted proportional to the changes in the approved quota and is in line with the accessibility available to international investors.

Description of the FTSE Emerging Index

We have derived all information contained in this pricing supplement regarding the FTSE Emerging Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, FTSE International Limited.

The FTSE Emerging Index is a market-capitalization weighted index representing the performance of around 953 large- and mid-cap companies in 21 emerging markets, and is calculated, published and disseminated by FTSE International Limited (“FTSE”). FTSE Emerging Markets indices are part of the FTSE Global Equity Index Series (GEIS). The FTSE Global Equity Index Series (each index included in the GEIS, and for the purposes of this section, an “Index”) draws from a universe of over 7,400 securities in 47 different countries. It attempts to represent every equity and sector relevant to international investors’ needs and has a modular structure. The universe is divided into “Developed,” “Advanced Emerging” and “Secondary Emerging” segments, with indexes calculated at regional, national and sector level. The FTSE Emerging Index is the aggregate of the Advanced Emerging and Secondary Emerging markets.

On November 2, 2015, the ETF began its transition away from the FTSE Emerging Index to track a new underlying index, the FTSE Emerging Markets All Cap China A Inclusion Index. According to The Vanguard Group, Inc., the transition to the new underlying index will take place over a period of approximately 12 months, with the ETF ceasing to track the FTSE Emerging Index and beginning to temporarily track the FTSE Emerging Markets All Cap China A Transition Index. See the discussion above for information about the differences between the FTSE Emerging Index, the FTSE Emerging Markets All Cap China A Transition Index and the FTSE Emerging Markets All Cap China A Inclusion Index.

Country Selection Criteria

The following criteria must be met before a country can be included:

•	Permission for direct equity investment by non-nationals

•	Availability of accurate and timely data

•	Non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends

•	The demonstration of significant international investor interest in the local equity market

•	Existence of adequate liquidity in the market

A country’s classification as Developed, Advanced Emerging or Secondary Emerging is largely dependent on the following factors:

•	Wealth (Gross National Income per capita)

•	Total stock market capitalization

•	Breadth and depth of market

•	Any restrictions on foreign investment

•	Free flow of foreign exchange

•	Reliable and transparent price discovery

•	Efficient market infrastructure (trading, reporting and settlement systems, derivatives market, etc.)

•	Oversight by independent regulator

The FTSE Regional Committees will review the classification of countries between Developed, Advanced Emerging and Secondary Emerging on a regular basis. The FTSE Policy Group will publish a watch list of countries being monitored for promotion or demotion and will normally give notice of at least six months before changing the classification of any country.

New countries, which in the view of the FTSE Policy Group and FTSE Regional Committees comply with these rules, may be added at any time after a prior announcement. After such an announcement, new regional indices may be added at any time and new companies in the new countries will be reviewed in line with the relevant regional review and implemented. Once a country has met the criteria, it will be eligible for inclusion in the FTSE Global Equity Index Series. However, for the country index to be constructed and included in the FTSE Global Equity Index Series, it must have a minimum of 3 companies which pass all the eligibility criteria. An existing country index will remain in the FTSE Global Equity Index Series while any eligible constituents representing the country remain within the index. On the deletion of the last eligible constituent, the country will continue to be eligible, but the country index will be immediately removed from the FTSE Global Equity Index Series and will only be reconsidered for inclusion if it meets the minimum requirement of 3 eligible companies.

Determining Nationality

A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will refer the company to the FTSE Nationality Committee who will decide the appropriate nationality for the company. The FTSE Nationality Committee will base its decision according to its assessment of various factors including, but not necessarily limited to, the following:

•	The investor protection regulations present in the country of incorporation;

•	The country in which the company is domiciled for tax purposes;

•	The location of its factors of production;

•	The location of its headquarters;

•	The location of company meetings;

•	The composition of its shareholder base;

•	The membership of its board of directors;

•	The currency denomination of the company’s shares; and

•	The perception of investors.

If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation. If the company fails FTSE’s liquidity test in the country of incorporation, the FTSE Nationality Committee may assign the company to the country which exhibits the greatest liquidity. However, save for certain exceptions, a company incorporated in a country other than a developed country (as classified in the FTSE Global Equity Index Series) may not be assigned to a developed country. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognized as having a low taxation status that has been approved by the FTSE Nationality Committee. For companies incorporated in approved low taxation countries, the FTSE Nationality Committee will normally assign the company to the developed country with the greatest liquidity. The country allocation of any FTSE index constituents may be reassessed at any time at the FTSE Nationality Committee’s discretion.

Eligible Securities

Most equities are eligible for the Index. Ineligible securities include those whose business is that of holding equity and other investments which are assumed by the Industry Classification Board as Subsector equity investment instruments, non-equity investment instruments which are assumed by the Industry Classification Board as subsector non-equity investment instruments, those of Limited Liability Partnerships and Limited Liability Companies, where a unit comprises equity and non-equity, convertible preference shares and loan stocks until converted, and where a company does not list all its shares in an eligible class, or does not list an entire class, such unlisted shares (but they may be included in the Review Universe for the purpose of ranking companies by their full market capitalization).

Algorithm and Calculation Method

The FTSE Global Equity Index Series use actual closing mid-market or last trade prices, where available, for securities with local bourse quotations. Reuters real time exchange rates are used in the index calculations which are disseminated in real-time. Exchange rates used in the End of Day calculations are WM/Reuters Closing Spot Rates™, collected at 16:00 London time.

For the purposes of computing the FTSE Global Equity Index Series, the number of outstanding shares for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of outstanding shares for each constituent security is amended only when the total outstanding shares held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. If a corporate action is applied to an index constituent which involves a change in the number of outstanding shares, the change in shares will be applied simultaneously with the corporate action. If accumulated changes in the number of outstanding shares add up to 10% or more, or when an accumulated share change represents USD 2 billion of a company’s total market capitalization, they are implemented between quarters. A minimum of 4 days’ notice will be given to users of the index. WM/Reuters Spot Rates will be used to convert the market capitalization into USD. The USD 2 billion threshold may be adjusted annually in December, by the FTSE Policy Group. If an adjustment is made, it will be applied for the first time at the next review in March of the following year.

The FTSE Global Equity Index Series is calculated using the chained Paasche methodology. The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between:

•	the index’s market capitalization as at the close of that day; and

•	the market capitalization at the start of that day.

“Start of the day” is defined as the previous day's close adjusted for capital changes, investability weight changes, additions and deletions.

Adjustments are applied whenever capital changes take place, so that the performance of the FTSE Global Equity Index Series reflects the experience of investors. Eligible companies may be subject to adjustment for free float and multiple lines.

Free Float and Multiple Lines Adjustments

Free Float: The FTSE Global Equity Index Series are adjusted for free float and foreign ownership limits. Free float restrictions include:

•	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments).

•	Shares held by Sovereign Wealth Funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

•	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.

•	Shares held within employee share plans.

•	Shares held by public companies or by non-listed subsidiaries of public companies.

•	Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

•	All shares where the holder is subject to a lock-in clause (for the duration of that clause)*.

•	Shares held for publicly announced strategic reasons, including shares held by several holders acting in concert.

•	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

* Free Float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lock-in expiry date and the index review date.

Holdings that are not considered as restricted free float include portfolio holdings, nominee holdings, holdings by investment companies and ETFs. If in addition to the above restricted holdings, the company’s shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be considered a free float restriction.

Free float restrictions will be calculated using available published information. For Equity Shares of companies which have been admitted to the Index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Companies with a free float of 5% or below are not eligible for inclusion in the Index.

The FTSE Global Equity Index Series will be periodically reviewed for changes in free float.

If a corporate event includes a corporate action which affects the index, any change in free float will be implemented at the same time as the corporate action. If there is no corporate action, the change in free float will be applied as soon as possible after the corporate event.

Following the application of an initial free float restriction, a constituent’s free float will only be changed if its rounded free float moves to more than 3 percentage points above or below the existing rounded free float. Where a company’s actual free float moves to above 99%, it will not be subject to the 3 percentage points threshold and will be rounded to 100%. A constituent with a free float of 15% or below will not be subject to the 3 percentage points threshold.

Market Lines:

Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that:

The secondary line’s full market capitalization (i.e. before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal line and the secondary line is eligible in its own right in all respects. Should the full market capitalization of a secondary line that is already a constituent of the FTSE All-World Index or the FTSE Global Small Cap Index fall below 20% of the full market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the FTSE All-World Index or the FTSE Global Small Cap Index unless its full market capitalization remains above the qualification level for continued inclusion as a constituent in the relevant regional index at that review.

All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity

Each security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series.

An existing constituent which does not turnover at least 0.04% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed.

New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trade per month in each month since their listing, unless added under fast entry rule provisions.

In the event that the a company fails the liquidly test based on its underlying shares, the Depositary Receipt (DR) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional time-zone to where the underlying shares are listed. Where a company has both DR and underlying shares listed, both lines will be tested separately for liquidity. The underlying share will be included as long as it passes the liquidity test in its own right. The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR. In the event that the underlying share fails the liquidity test and the DR trades in a different time-zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e. the DR can be converted into underlying shares and the underlying shares can be converted into DRs).

At the sole discretion of a FTSE Regional Committee, the above percentage figures may be adjusted by up to 0.01% at a market review so that, in the Committee’s opinion, the index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole of a region and may not be applied to individual securities or countries.

Periodic Review of Index Constituents

In order to determine which companies are included in the index, first the 100% regional universe is defined, and companies are valued by full market capitalization. Companies are then ranked by full market capitalization in descending order, and the top 98% of the regional universe is selected as the Index Universe. Investability weights are assigned to all companies in accordance with the free float rules, the multiple lines rule is applied and all secondary lines which fail are eliminated, and the liquidity rule is applied to all remaining eligible lines of stock. From there, each company is evaluated for inclusion in the Index:

For companies not currently in the FTSE All-World Index Series or the FTSE Global Small Cap Index Series:

•	Companies at or above 68% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage for the respective region by investable market capitalization, will be included in the Large Cap Index for the region under review.

•	Companies ranked below 68%, but within the top 86% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization, will be included in the Mid Cap Index for the region under review.

•	Companies ranked below the top 86%, but within the top 98% of the Index Universe by full market capitalization or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization will be included in the Small Cap Index for the region under review.

For existing FTSE All-World Index Series or the FTSE Global Small Cap Index Series constituents:

•	Existing Large Cap constituents will remain in the Large Cap Index if they fall within the top 72% of the ranking described above. If they are ranked between 72% and 92% of the Index Universe they will move to the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

•	Existing Mid Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 92% of the Index Universe they will remain in the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

•	Existing Small Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 86% of the Index Universe by full market capitalization and have a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization they will move to the Mid Cap. If they are ranked below 86% of the Index Universe or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, but within the top 101% of the Index Universe, they will remain in the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

Inclusion and exclusion percentage levels by investable market capitalization for all the regions in the FTSE Global Equity Index Series to determine additions and deletions and other changes in the index are shown below. These percentages are based from the respective regional Small Cap Index. Companies will be tested as a whole by taking the aggregate of each eligible line.

Region	For Inclusion (New Stocks)	For Inclusion (Current Stocks)
Developed Europe North America	0.02%	0.005%
Asia Pacific ex Japan Japan	0.05%	0.01%
Latin America	0.50%	0.20%
Emerging Europe Middle East & Africa	1.00%	0.20%

In exceptional circumstances in which the relevant Regional Committee believes that strict adherence to the inclusion and exclusion levels would produce either excessive turnover at an index review, or an index that inaccurately represented different size segments, the Regional Committee has the power to vary the percentage levels. In this event, the chairman of the Regional committee will inform the Policy Group at its next meeting stating the reasons why the Regional Committee chose to exercise this discretion.

Fast Exit Rule

Existing constituents of all regions not undergoing a full review will be tested on a quarterly basis to identify any constituent meeting either of the following:

•	The constituent has fallen below 101% of the Index Universe by full market capitalization for two consecutive quarters. This level is set at the time of the last review of the relevant region and is index adjusted using data as at February 11, May 11, August 11 or November 11, as appropriate, to reflect the change in performance of the regional index since its previous review. The previous trading day’s data will be taken if any of the dates above are on a non-trading day.

•	The constituent is valued at less than the relevant exclusion percentage levels for the respective Small Cap Index by investable market capitalization for two consecutive quarters. This is assessed using data as at February 11, May 11, August 11 or November 11. The previous trading day data will be taken if any of the dates above are on a non-trading day.

Constituents whose market capitalization falls below either of the parameters will be considered to be ineligible and will be removed from the index. The deletion will be applied on the next trading day following the third Friday in March, June, September and December.

Changes to Constituent Companies

Under certain circumstances, companies can be added to the list of constituent stocks outside of a review when meeting certain market capitalization thresholds. Stocks can be deleted from the list of constituents if their market capitalization or weight falls below certain levels, there exists evidence of a change in circumstance regarding investability, or the constituent stock becomes delisted or becomes bankrupt, insolvent or is liquidated. Constituents can also be deleted under certain circumstances involving delisting, suspension, or relisting.

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by another constituent in its own or another country, then the existing constituent is deleted on the effective date of the acquisition. The enlarged company remains a constituent of the same benchmarks within the FTSE Global Equity Index Series as the acquired company.

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in the same country, then the purchasing company is added to the same benchmarks within the FTSE Global Equity Index Series as the acquired company on the effective date of the acquisition, if eligible in all other respects. The existing constituent is deleted on the same date.

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in another country, the acquiring company will be included in its own country index on the effective date of acquisition, providing it is eligible in all other respects. The existing constituent will be deleted on the same date.

FTSE

FTSE is a company owned equally by the London Stock Exchange Plc (the “LSE”) and the Financial Times Limited (the “FT”), in association with the Institute and the Faculty of Actuaries. These securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by LSE or by FT and neither FTSE or LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE Emerging Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSE Emerging Index is compiled and calculated solely by FTSE. However, neither FTSE or LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE Emerging Index and neither FTSE or LSE or FT shall be under any obligation to advise any person of any error therein.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a Security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a Security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the Security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale, exchange or retirement of a Security should be long-term capital gain or loss if you held the Security for more than one year.

Even if the treatment of the Securities as prepaid forward contracts is respected, your purchase of a Security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the Underlying Shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased Underlying Shares with a value equal to the amount you paid to acquire your Securities and subsequently sold those shares for their fair market value at the time your Securities are sold, exchanged or retired (which would reflect the percentage increase, without regard to the Participation Rate, in the value of the Underlying Shares over the term of the Securities). Alternatively, the “net underlying long-term capital gain” could be calculated using a number of Underlying Shares that reflects the Participation Rate used to calculate the payment that you will receive on your Securities. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your Securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the Securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussion below, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

The U.S. Treasury Department recently finalized the regulations referred to in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying product supplement, which require withholding on certain “dividend equivalent” payments to non-U.S. persons. Based on the effective date in the final regulations, those regulations will generally not apply to the Securities assuming there is no significant modification to the Securities’ terms that results in a deemed exchange of the Securities for U.S. federal income tax purposes.

As discussed in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” withholding under legislation commonly referred to as “FATCA” might (if the Securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities and to the payment of gross proceeds of a disposition (including a retirement) of the Securities. However, under a recent IRS notice, withholding under “FATCA” will apply to payments of gross proceeds (other than any amount treated as interest) only with respect to dispositions after December 31, 2018. You should consult your tax adviser regarding the potential application of “FATCA” to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

The agents for this offering are CGMI and UBS. CGMI, an affiliate of Citigroup Inc. and the lead agent for the sale of the Securities, will receive an underwriting discount of $0.05 for each Security sold in this offering. CGMI, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to CGMI, all of the Securities sold in this offering for $9.95 per Security. CGMI has agreed to sell all of the Securities to an unaffiliated dealer at $9.95 per Security for further sale to certain fee-based advisory accounts for which UBS is an investment advisor at the issue price of $10.00 per Security. UBS will not receive a sales commission. Investors that purchase and hold the Securities in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. If all of the Securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the Securities will be used to hedge our obligations under the Securities. We have hedged our obligations under the Securities through CGMI or other of our affiliates. CGMI or such other affiliates may profit from this hedging activity even if the value of the Securities declines. This hedging activity could affect the closing price of the Underlying Shares and, therefore, the value of and your return on the Securities. For additional information on the ways in which our counterparties may hedge our obligations under the Securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the Securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the Securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the Securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the Securities, the price, if any, at which CGMI would be willing to buy the Securities from investors, and the value that will be indicated for the Securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Securities. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately 11.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the Securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the Securities from investors at any time. See “Summary Risk Factors—The Securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Securities, nor the issuance and delivery of the Securities, nor the compliance by Citigroup Inc. with the terms of the Securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the Securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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